Exhibit 99.1

Impact of A New Oral Testosterone Undecanoate on Blood Pressure and Cardiovascular Risk

Introduction: Chronic use of testosterone replacement therapy (TRT) might effect cardiovascular (CV) risk. Clinical trials for recently approved TRTs have shown impacts on blood pressure (BP) that led to an increase anti-hypertensive dose or new starts: e.g., Xyosted (10% of patients in a 1-year study) and Jatenzo (7.2% in a 4-month study). Here we present the effect of oral testosterone undecanoate (TLANDO, a novel prodrug of bioidentical testosterone) on BP and CV risk including Framingham Risk Score (FRS), and dipping patterns.

Objective: To assess the impact of TLADO treatment on BP and CV risk in hypogonadal men.

Methods: Assessment of BP was conducted in a 16-week, multicenter, open-label, single arm ambulatory blood pressure monitoring (ABPM) study in hypogonadal men (N=138). A fixed dose of 225 mg TLANDO was given BID orally for 16 weeks. 24-hr mean changes from baseline (CBL) of BP were measured and analyzed. Subgroup analysis of systolic blood pressure (SBP) CBL was performed in subjects categorized as low, moderate, or high CV FRS risk at baseline (BL). Dipping [ ] was also measured. Dipping was categorized as reverse dipper (<0%), non-dipper (0-10%), dipper (10-20%), and extreme dipper (≥20%).

Results: Demographics were 53.8 ±10.2 yrs , BMI 33.1 ±5.8 kg/m2, 79% white ethinicity. Co-morbidities were obesity (30%), type 2 diabetes (24%) and hypertension (48%). 126 subjects completed the study and 118 subjects had valid 24-hr evaluable ABPM data at both baseline and EOS. Overall, T was well tolerated with no death, no drug related SAEs, and no major adverse cardiovascular events (MACE). 1.4% of subjects either had an increase in anti-hypertensive medication dose or started a new medication with T treatment. 24-hr mean (95% CI) SBP CBL was 3.8 ±2.1 mmHg. 25 subjects had SBP>140 mmHg at BL and their 24-hr mean SBP CBL was -3.4 mmHg. Among them, 8 (32%) subjects were normalized post-treatment. Based on FRS categories at BL, 40 (33.9%), 74 (62.7%), and 4 (3.4%) subjects were at low, moderate and high risk, respectively. 24-hr mean SBP CBL for low, moderate, and high-risk subjects was 2.6, 4.8, and -1.8 mmHg, respectively. Post TLANDO treatment, shifts from less dippers at BL to greater dippers at EOS were slightly higher (or comparable with the opposite shifts) implying lower all-cause mortality.

Conclusions: Marginal increases in BP, the dipping shifts, and the FRS with TLANDO treatment does not appear to have a meaningful impact on CV risk.

Authors: Muhammad B Shahid, Kongnara Papangkorn, Nachiappan Chidambaram, Kilyoung Kim, Anthony DelConte, Mohit Khera, Martin Miner, Jed Kaminetsky, Irwin Goldstein, Linda Vignozzi, and Mahesh V Patel